Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer
(408) 737-7600

MAXIM REPORTS REVENUES AND EARNINGS
FOR THE THIRD QUARTER OF FISCAL 2004
AND DECLARES QUARTERLY DIVIDEND

     SUNNYVALE, CA–April 27, 2004–Maxim Integrated Products, Inc., (MXIM) reported net revenues of $370.0 million for its fiscal third quarter ending March 27, 2004, a 29.3% increase over the $286.2 million reported for the third quarter of fiscal 2003 and a 9.4% increase over the $338.1 million reported for the second quarter of fiscal 2004. Net income for the quarter was $109.2 million, a 40.7% increase over the $77.6 million reported last year and a 10.8% increase over the $98.5 million reported for the second quarter. Diluted earnings per share were $0.31 for the third quarter, a 34.8% increase over the $0.23 reported for the same period a year ago and a 10.7% increase over the $0.28 reported for the second quarter of fiscal 2004.

     During the quarter, the Company repurchased 8.0 million shares of its common stock for $385.1 million, paid dividends of $26.3 million, and acquired $69.8 million in capital equipment. During the fourth quarter of fiscal 2004 to date, the Company has repurchased an additional 2.1 million shares of its common stock for $100.1 million. Accounts receivable increased $29.0 million in the third quarter to $162.4 million primarily as a result of increased net revenues, and inventories decreased $4.9 million to $103.4 million.

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     Gross margin for the third quarter increased to 69.8% compared to 69.5% reported for the second quarter. Third quarter gross margin included $1.8 million in start-up costs for the Company’s fab in San Antonio, compared to $1.0 million in the second quarter. Research and development expense was $77.3 million or 20.9% of net revenues in the third quarter, compared to $71.2 million or 21.1% of net revenues in the second quarter. The increase in research and development expense in the third quarter was due to hiring additional engineers and increased expenses to support the Company’s new product development efforts. Selling, general and administrative expenses increased from $22.2 million in the second quarter to $23.5 million in the third quarter but decreased as a percentage of net revenues from 6.6% to 6.4%.

     Third quarter bookings were approximately $488 million, a 17% increase over the second quarter’s level of $417 million. Turns orders received in the quarter were approximately $189 million (turns orders are customer orders that are for delivery within the same quarter and may result in revenue within the same quarter if the Company has available inventory that matches those orders). Bookings increased in all geographic locations, with the greatest bookings improvement in Europe and the United States.

     Third quarter ending backlog shippable within the next 12 months was approximately $437 million, including approximately $373 million requested for shipment in the fourth quarter of fiscal 2004. The Company’s second quarter ending backlog shippable within the next 12 months was approximately $327 million, including approximately $293 million that was requested for shipment in the third quarter of fiscal 2004.

     Jack Gifford, Chairman, President, and Chief Executive Officer, commented: “Bookings grew robustly in the third quarter, and orders for our power management products, telecom/datacom products, products for ATE and industrial applications, and other products serving an even broader base of customers were significantly above second quarter levels.”

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     Mr. Gifford continued:  “We are comfortable that capacity is in place or coming on line to meet forecasted demand for fiscal 2005. Start-up activities at our fab in San Antonio are proceeding on schedule, and we expect product for shipment to be manufactured at that facility in the fourth quarter. Our new test facility in Thailand will be in operation as planned in the first quarter of fiscal 2005, and we continue to increase capacity in both Thailand and the Philippines with additional equipment purchased over the past few quarters.”

     Mr. Gifford concluded: “The Company’s Board of Directors has declared a quarterly cash dividend of $0.08 per share. Payment will be made on May 28, 2004 to stockholders of record on May 7, 2004.”

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     Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook, the Company’s expectation that it will have adequate manufacturing capacity to meet forecasted fiscal 2005 product demand, the Company’s plan to manufacture product at its San Antonio fab in the fourth quarter of fiscal 2004, and the Company’s expectation that it will begin test operations at its new Thailand facility in the first quarter of fiscal 2005. Actual results could differ materially from those forecasted based upon, among other things, the Company’s ability to ramp manufacturing activities and capacity as planned, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company’s Form 10K for the fiscal year ended June 28, 2003.

     All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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     Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Consolidated Balance Sheets

(In thousands)		3/27/04 (unaudited)	6/28/03 (audited)

Assets	Current assets:
	Cash and cash equivalents	$109,033	$210,841
	Short-term investments	979,978	953,166

	Total cash, cash equivalents and short-term investments	1,089,011	1,164,007

	Accounts receivable, net	162,423	126,760
	Inventories	103,366	121,192
	Deferred tax assets and other current assets	163,145	152,683

	Total current assets	1,517,945	1,564,642

	Property, plant and equipment, at cost	1,666,870	1,507,546
	Less accumulated depreciation	(777,807)	(737,661)

	Net property, plant and equipment	889,063	769,885
	Other assets	32,751	33,435

	Total assets	$2,439,759	$2,367,962

Liabilities and Stockholders’ Equity	Current liabilities:
	Accounts payable	$85,429	$42,041
	Accrued expenses	161,686	141,394
	Deferred income on shipments to distributors	20,928	21,582
	Income taxes payable	19,102	10,900

	Total current liabilities	287,145	215,917

	Deferred tax liabilities	102,805	77,633
	Other liabilities	4,000	4,000

	Total liabilities	393,950	297,550

	Stockholders’ equity:
	Common stock	78,581	112,497
	Retained earnings	1,961,781	1,956,491
	Accumulated other comprehensive income	5,447	1,424

	Total stockholders’ equity	2,045,809	2,070,412

	Total liabilities and stockholders’ equity	$2,439,759	$2,367,962

Consolidated Statements of Income

	Three Months Ending		Nine Months Ending
(In thousands except per share data)	3/27/04 (unaudited)	3/29/03 (unaudited)	3/27/04 (unaudited)	3/29/03 (unaudited)

Net revenues	$370,023	$286,232	$1,018,300	$858,190
Cost of goods sold	111,761	86,146	307,818	259,810

Gross margin	258,262	200,086	710,482	598,380
	69.8%	69.9%	69.8%	69.7%

Operating expenses:
Research and development	77,255	66,805	218,562	205,112
Selling, general and administrative	23,546	21,065	67,128	64,606

Operating income	157,461	112,216	424,792	328,662
	42.6%	39.2%	41.7%	38.3%
Interest income, net	5,469	3,611	15,589	11,424

Income before provision for income taxes	162,930	115,827	440,381	340,086
Provision for income taxes	53,767	38,223	145,326	112,228

Net income	$109,163	$77,604	$295,055	$227,858

Basic earnings per share	$0.33	$0.24	$0.90	$0.71

Shares used in the calculation of basic earnings per share	328,247	322,905	327,894	321,201

Diluted earnings per share	$0.31	$0.23	$0.84	$0.67

Shares used in the calculation of diluted earnings per share	354,183	341,863	351,801	340,044

Dividends declared per share	$0.08	$0.02	$0.24	$0.04

Maxim Integrated Products, Incorporated
Company Profile

NASDAQ Symbol: MXIM •	Founded 1983	• Public Since: February 29, 1988

OPERATIONS
Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR; Horsham, PA
Foreign Offices:

Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea; Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland; Viborg, Denmark; Helsinki, Finland

PRODUCTS
Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim has developed more products than any other analog company in the past 20 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	69% international sales for Q3 FY04.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2000	FY2001	FY2002	FY2003	Q3 FY2004

Net Revenues	$ 1,376,085	$ 1,576,613	$ 1,025,104	$ 1,153,219	$ 370,023

Net Income	$ 373,083	$ 334,939	$ 259,183	$ 309,601	$ 109,163

Shares	359,548	361,620	355,821	341,253	354,183

Diluted EPS	$ 1.04	$ 0.93	$ 0.73	$ 0.91	$ 0.31

Cash and Short-Term
Investments	$ 896,936	$ 1,220,352	$ 765,501	$ 1,164,007	$ 1,089,011

Total Assets	$ 2,087,438	$ 2,430,531	$ 2,010,812	$ 2,367,962	$ 2,439,759

Stockholders’ Equity	$ 1,719,939	$ 2,101,154	$ 1,741,151	$ 2,070,412	$ 2,045,809

ROE	24.2%	17.5%	13.5%	16.2%	20.3%

Market Cap	$25,276,091	$14,535,766	$13,391,992	$11,870,840	$16,512,007

RESEARCH COVERAGE
A.G. Edwards, Brett Miller (314) 955-2620
CIBC, Richard Schafer, (720) 554-1119
Credit Suisse First Boston, Michael Masdea (415) 836-7779
Deutsche Bank, Ross Seymore (415) 617-3268
Fulcrum Global Partners, Clark Fuhs (415) 248-2549
Investec, Bobby Burleson (212) 898-7716
JMP Securities, Krishna Shankar (415) 835-8971
Lehman Brothers, Joseph To (415) 274-5242
Merrill Lynch, Joseph Osha (415) 676-3510
Morgan Stanley, Louis Gerhardy (415) 576-2391
Pacific Crest Securities, Michael McConnell (503) 790-7788
Pacific Growth Equities, Jim Liang (415) 274-6889
RBC Capital, Apjit Walia (212) 428-6406
SG Cowen, Jack Romaine (212) 278-4230
Smith Barney, Craig Ellis (415) 951-1887
SoundView Financial Group, Scott Randall (203) 462-7246
UBS, Tom Thornhill (415) 352-5667
U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
Wedbush Morgan Securities, David Wu (213) 688-4547
William Blair & Company LLC, Jeff Rosenberg (312) 364-8342